Exhibit 99.1

Contact: Investor Relations
804.289.9709	FOR IMMEDIATE RELEASE

Brink’s Expands Board of Directors with Appointment of Timothy J. Tynan

RICHMOND, Va., September 21, 2021 – The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announced the appointment of Timothy J. Tynan to its board of directors. Tynan’s appointment is effective September 20, 2021 and expands the company’s board from eight to nine members.

Tynan is the former CEO of Banc of America Merchant Services LLC. The company, one of the largest payments processing organizations in the U.S., was a joint venture of First Data (now Fiserv, Inc.) and Bank of America. Tynan was CEO from May 2014 until February 2021 and led the integration of the business into the parent organizations.

Doug Pertz, president and CEO of The Brink’s Company, said: “We are delighted to have Tim join our board. His depth of experience and insights into the FinTech and digital payments landscape, including merchant acquisition, business integration and technology, will be invaluable as we focus on our strategic plan to expand our presence in the cash payment ecosystem with digital solutions.”

Tynan added: “I am honored to join the Brink’s board. There has never been a better time for the integration of physical cash into the digital world. I’m excited by the company’s commitment to providing solutions that bring simplicity and savings across all payment types, including cash.”

Previously, Tynan served in several leadership roles at Citigroup, including in Tokyo, Japan as managing director and regional head of the transaction services division from 2012 to 2014. Tynan was also an executive officer and member of the management committee of Citibank Japan Ltd.

From 2008 to 2012, Tynan was head of reengineering and then chief operating officer of Citigroup’s global transaction services business. Tynan joined Citigroup in 2001 as chief operating officer and then global head of Citi business services, which managed all shared business services for the company in over 85 countries.

Tynan began his career in 1981 with the IBM Corporation, where he held various management and executive leadership roles.

Tynan is currently on the board of Chargeback Gurus, a leader in chargeback prevention and recovery services for e-commerce payments. Chargeback Gurus is a privately owned portfolio company of the private equity firm Falfurrias Capital Partners, where Tynan is also a senior advisor.

Tynan serves on the boards of several non-profit organizations, including the Borough of Manhattan Community College, A Chance in Life, and the New York Hall of Science, where he is co-Chair. He also served on the board of the Electronic Transactions Association, the leading U.S. payments industry organization, and was its chairman and president in 2018.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 53 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

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